Exhibit 10.3

AMENDMENT NO. 2 TO

SUPPLEMENTAL EXCUTIVE RETIREMENT PLAN

FOR RICHARD P. JACOBSON

THIS AMENDMENT No. 2 (the “Amendment”) is adopted effective as of March 26, 2025 by and between First Financial Northwest Bank, a Washington state chartered commercial bank (the “Bank”), and Richard P. Jacobson (“the “Executive”).

WHEREAS, the Bank previously adopted the First Financial Northwest Bank Supplemental Executive Retirement Plan for the benefit of the Executive as of January 10, 2020, as amended effective as of May 12, 2023 (the “SERP”);

WHEREAS, the parties desire to amend the SERP to include certain language permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to provide for accelerated vesting of the Executive’s normal retirement benefit if the SERP is terminated by the Bank;

WHEREAS, Article 7.1 of the SERP provides that the SERP may be amended by a written agreement signed by the Bank and the Executive; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive hereby amend the SERP as follows:

1.            Article 3.3 of the SERP is hereby amended to add a new sentence to read in its entirety as follows, with the new sentence to immediately follow the first sentence of Article 3.3:

“In addition, if the Employer elects to irrevocably terminate this Plan pursuant to Article 7.12 and the Executive is actively employed at the time the Employer takes such action, the Executive will fully vest in the Normal Retirement Benefit as provided for in Article 3.1 as of the date the Employer takes such action, with such benefit payable in the amount as provided for in Article 3.1, even if the Employer takes such action prior to the Change in Control.”

2.            Article 7.1 of the SERP is hereby amended to read in its entirety as follows:

“7.1.  Amendments and Termination.  Except as set forth in Articles 7.11 and 7.12 of this Plan, this Plan may be amended or terminated solely by a written agreement signed by the Bank and by the Executive.”

3.            A new Article 7.12 is hereby added to the SERP to read in its entirety as follows:

“7.12.  Termination in Connection with a Change in Control. The Employer may elect in its sole discretion to terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that  all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control event and provided further that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months following the date the Employer takes the irrevocable action to terminate and liquidate the arrangements.”

4.            Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the SERP.

5.            All other provisions of the SERP shall continue in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Executive and by a duly authorized representative of the Bank.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Joseph W. Kiley III
Name:	Joseph W. Kiley III
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/s/Richard P. Jacobson
Name: Richard P. Jacobson

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